CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2016, relating to the financial statements and financial highlights of Advantus Dynamic Managed Volatility Fund, Advantus Managed Volatility Equity Fund, Advantus Strategic Credit Income Fund (formerly known as Advantus Short Duration Bond Fund), and Advantus Strategic Dividend Income Fund, each a series of Managed Portfolio Series, for the year or period ended August 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
December 21, 2016